Exhibit #10.1

AMENDED AND RESTATED DEFERRED COMPENSATION

AGREEMENT

AGREEMENT made as of this              day of                     , 200    , between Union Trust Company, a banking corporation duly created by law and having its principal place of business in Ellsworth, County of Hancock, State of Maine (the “Bank”), and                              (the “Employee”).

WHEREAS, Employee has many years of banking experience, and it is anticipated that Employee’s efforts on behalf of the Bank will result in substantial growth and profits for the Bank; and

WHEREAS, Employee has evidenced a high level of ability and is widely known and highly regarded in the banking industry; and

WHEREAS, the Bank desires to retain the services of Employee and realizes that if Employee were to enter into employment with a competitor of the Bank, it would be detrimental to the financial interests of the Bank; and

WHEREAS, Employee is willing to continue in the employ of the Bank if the Bank agrees to pay to Employee or to Employee’s designated beneficiary, or both, certain annual amounts, all accordance with the provisions of this Agreement; and

WHEREAS, the Bank and Employee are parties to a Deferred Compensation Agreement dated January 22, 2002, and it is the parties’ intention that said Agreement shall be revoked in its entirety and shall be effectively Amended and Restated by this Agreement; and

WHEREAS, Employee is a member of the Bank’s select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

NOW, THEREFORE, it is hereby agreed as follows:

1. Continuation of Employment. Employee and the Bank agree that Employee shall continue to be employed by the Bank on terms and conditions which are mutually acceptable to each. On satisfaction of the specific requirements of this Agreement by Employee, the Bank shall become obligated to pay the amounts hereinafter set forth.

2. Normal Retirement. The Bank shall pay to Employee the amount indicated on Schedule A attached hereto commencing 30 days following Separation from Service after attaining Normal Retirement age of 65 or such later date as a Employee elects on the attached election form, provided such elected date is not later than five years (pursuant to Paragraph 9) from the date of Employee’s Separation from Service due to attainment of Normal Retirement age under this Paragraph 2. Such payments shall continue to be made on the first Bank payroll date of each month for a period of fifteen (15) years.

3. Early Retirement. The Bank shall pay to Employee the amount indicated on Schedule A attached hereto commencing 30 days following Separation from Service after attaining Early Retirement age of sixty (60) or such later date that Employee elects on the attached election form, provided such date is not later than five years (pursuant to Paragraph 9) from the date of Employee’s Separation from Service due to Early Retirement under this Paragraph 3. Such payments shall continue to be made on the first Bank payroll date of each subsequent month for a period of fifteen (15) years.

4. Administration. The Bank shall have complete discretion to construe, control and manage the administration of this Agreement, including the computation of benefit amounts payable. The Bank may authorize one or more of its officers or agents to execute or deliver any instrument, make any payment or perform any other act that this Agreement authorizes or requires the Bank to perform. The Bank may employ legal counsel and agents, and it may delegate ministerial duties to such agents or employees of the Bank and may procure such clerical, accounting, actuarial, consulting and other services as it may require to carry out the provisions of this Agreement.

5. Disability. If Employee becomes Disabled, Employee shall be entitled to receive the benefits provided in Schedule A upon Employee’s attainment of age sixty-five (65), as if Employee had been employed by the Bank until age sixty-five (65). For the purposes of this Agreement, “Disability” shall mean Employee: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A of the Internal Revenue Code as amended (hereinafter referred to as “Section 409A” and “Code” respectively). Upon the request of the Bank, Employee must submit proof to the Bank of Social Security Administration’s or the provider’s determination.

6. Other Termination

(a)	If prior to attaining the age of sixty (60) years, (i) Employee voluntarily terminates employment with the Bank for any reason other than Disability, or (ii) the Bank terminates Employee For Cause, then the Bank shall not be required to make any payments under this Agreement.

(b)

If the Bank terminates Employee without cause prior to Employee’s attaining age sixty-five (65), then Bank shall make payments to Employee commencing thirty (30) days after Separation from Service due to such termination or Employee’s attainment of age sixty (60), whichever is later. For the purposes of this

Subparagraph 6(b), the benefit payable shall be determined under Schedule A as of the date of Separation from Service, reduced by the actuarial value resulting from the Employee’s receipt of benefits prior to attaining age 65.

(c)	For purposes of subparagraphs (a) and (b) above, termination “For Cause” shall mean any material failure to carry out any proper direction by the Bank with respect to Employee’s job duties; engagement in fraud, misuse or misappropriation of money or property, embezzlement, or any crime by Employee related to the Bank; or any flagrant act of dishonesty or disloyalty committed by Employee or any act involving gross moral turpitude of Employee. A determination of Termination for Cause shall require an affirmative vote of not less than two-thirds of the full Board of Directors.

7. Restrictive Covenant. During the period of receipt of monthly deferred compensation payments from the Bank, Employee shall not, without the prior written approval of the Board of Directors of the Bank, directly or indirectly, engage in any business that competes with the Bank, or any affiliate of the Bank, whether as a proprietor, partner, director, officer, employee, consultant, independent contractor, co-venturer, financier, employer, agent, representative, or otherwise, in any county in which the Bank then maintains an office.

8. Forfeiture of Benefits. If Employee fails to observe any of the terms of this Agreement and continues such breach for a period of ninety (90) days after the Bank shall have provided notice of the breach to the Employee, then no further payments shall be due or payable by the Bank hereunder either to Employee or to Employee’s beneficiary and the Bank shall have no further liability hereunder.

9. Distribution Elections and Deferral Elections. All distribution elections and deferrals under this Paragraph 9 are subject to the “specified employee” provisions contained in Paragraph 18 hereunder.

(a)	Initial Deferrals. Employee must complete the initial deferral election form within 30 days of execution of this Agreement. On the initial deferral election Employee shall, with the approval of the Bank, select a commencement payment date for any benefits that may be payable under Paragraphs 2 and 3 of this Agreement, and such commencement payment date shall be no earlier than thirty (30) days after the distribution event occurs and no more than five (5) years after the date the distribution event occurs.

(b)

Subsequent Deferrals Prior to January 1, 2009. Prior to January 1, 2009, Employee may elect a new payment commencement date; provided, however, that no new commencement date made in 2007 may delay a payment otherwise due in 2007 or accelerate a payment due after 2007 into 2007, and no new distribution election made in 2008 may delay a payment otherwise due in 2008 or accelerate a payment due after 2008 into 2008. During the period of time between a distribution event and actual payment (the “deferral period”), Employee shall not engage in any conduct that would otherwise be a breach of the restrictive covenant of Paragraph 7. In the event of Employee’s death during the deferral period, the

Bank shall commence the payment of benefits to Employee’s beneficiary as stated hereinafter. In no event shall the exercise of the election provided in this Paragraph 9 be deemed to entitle Employee to any benefit greater than Employee otherwise would have received hereunder.

(c)	Subsequent Deferrals after December 31, 2008. After December 31, 2008, the Bank may permit Employee to make a subsequent change to the time and form of payment of benefits under this Agreement (a “subsequent deferral election”). Any such change shall be considered made only when it becomes irrevocable under the terms of this Agreement. Any subsequent deferral election will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Bank, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made; and

(2)	the payment (except in the case of death, or Disability) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

10. Assignment. Neither Employee nor Employee’s designated beneficiary shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be non-assignable and nontransferable; provided, however, that notwithstanding the foregoing, Employee and Employee’s designated beneficiary shall have the right to assign the right to receive payments hereunder to: (i) any charitable, religious, educational, literary or scientific organization qualified under Code Section 501(c)(3) (ii) Employee’s spouse, children or grandchildren, or (iii) a trust for the benefit of any of the foregoing.

11. Benefit. This Agreement shall be binding upon the parties hereto, their heirs, personal representatives, and successors. The Bank agrees that it will not merge or consolidate with any other corporation until such corporation expressly assumes in writing the obligations of the Bank hereunder. In the event of such merger or consolidation, the Bank or its successor shall provide Employee with such documentation (including, but not limited to, an opinion of counsel reasonably acceptable to Employee) as Employee may reasonably require to assure himself as to the continued enforceability of this Agreement.

12. Construction. Any payments under this Agreement shall be independent of, and in addition to, any benefits payable under any other plan or agreement in effect between the parties. This Agreement shall not be construed as a contract of employment between the Bank and Employee nor does it restrict the right of the Bank to discharge Employee for cause or the right of Employee to terminate employment.

13. Funding. The Bank shall be under no obligation to establish a separate fund for the purposes of paying benefits under this Agreement. If it chooses to do so, it may purchase an annuity, life insurance policy or similar contract to provide such funding. Employee shall have no interest whatever in the policy, contract or other asset which the Bank may utilize for such funding. The rights of Employee, Employee’s designated beneficiary and/or Employee’s estate hereunder are solely those of an unsecured creditor of the Bank.

14. Governing Law. The laws of the State of Maine shall govern this Agreement.

15. Prior Agreements. This Agreement is intended to supersede all prior agreements between the parties with respect to the subject matter hereof.

16. Death of Employee.

(a)	Death While in Payout Status. If Employee dies while receiving payments under this Agreement, Employee’s beneficiary(ies), as designated by Employee and duly filed with the Bank, shall receive payments in the same form and at the same times as if Employee had lived. In the event Employee has failed to designate a beneficiary, then said benefit shall be paid to the duly appointed personal representative of Employee’s estate.

(b)	Death Prior to Age 60 Before Payments Have Begun. If Employee dies while still employed by the Bank, but prior to attaining age 60 and before payments under this Agreement have begun, then Employee’s beneficiary(ies) shall be paid a benefit equal to seventy percent (70%) of the Employee’s salary at the time of death offset by: (i) any amount the Employee’s beneficiary(ies) would be entitled to receive under the Bank’s pension plan assuming a benefit election of lifetime, ten (10) years certain; (ii) Fifty Percent (50%) of the amount of full Social Security retirement benefits Employee would have been entitled to receive in the year of death if Employee at that time had attained the age at which Employee would be entitled to full Social Security retirement benefits; and (iii) the annual amount of benefits payable at Normal Retirement calculated on a single life annuity basis, at the date of determination, from the profit sharing contributions made by the Bank to the Bank’s 401(k) Plan and any other qualified defined contribution retirement plans maintained by the Bank, as such plan or plans may be amended or modified from time to time. Payments of said benefit shall commence thirty (30) days following Employee’s death and shall be paid in equal monthly installments for a term of fifteen (15) years.

(c)	Death After Attaining Age 60, Prior to Age 65, and Before Payments Have Begun. If Employee dies while still employed by the Bank after attaining age sixty (60) but before attaining age sixty-five (65) and before payments under this Agreement have begun, then Employee’s beneficiary(ies) shall receive payments in the amount that Employee would be entitled to receive if Employee had lived and had Separated from Service due to Early Retirement on the date of death.

(d)	Death After Attaining Age 65 and Before Payments Have Begun. If Employee dies while still employed by the Bank, and after attaining age sixty-five (65) but before payments under this Agreement have begun, then Employee’s beneficiary(ies) shall receive payments in the full amount that Employee would be entitled to receive if Employee had lived and had Separated from Service on the date of Employee’s death.

(e)	Death After Disability, Prior to Age 65. If Employee dies after becoming Disabled, but before attaining age sixty-five (65) (and thus not having received payments under this Agreement), then Employee’s beneficiary(ies) shall be entitled to receive benefits equal to seventy percent (70%) of Employee’s final salary at disability increased each year from said disability by four percent (4%) per annum compounded annually to Employee’s date of death, all said amounts to be offset by: (i) any amount the Employee’s beneficiary(ies) would be entitled to receive under the Bank’s pension plan assuming a benefit election of lifetime, ten (10) years certain; (ii) Fifty Percent (50%) of the amount of full Social Security retirement benefits Employee would have been entitled to receive in the year of death if Employee at that time had attained the age at which Employee would be entitled to full Social Security retirement benefits; and (iii) the annual amount of benefits payable at Normal Retirement calculated on a single life annuity basis, at the date of determination, from the profit sharing contributions made by the Bank to the Bank’s 401(k) Plan and any other qualified defined contribution retirement plans maintained by the Bank, as such plan or plans may be amended or modified from time to time. Payments of said benefit shall commence 30 days following Employee’s death and shall be paid in equal monthly installments for a term of 15 years.

(f)	Death of Employee After Termination of Employment. If Employee dies after terminating employment with the Bank and at the time of death is entitled to receive benefits under this Agreement payable at a later date, then such benefits shall be paid to Employee’s designated beneficiary in the same form and at the same times as would have been paid to Employee if Employee had lived. This provision shall not apply if the Employee’s death occurs after Disability and is subject to Subparagraph 10(e).

17. Separation from Service. For the purposes of this Agreement, Separation from Service shall mean Employee has reduced or reasonably anticipates to reduce the level of services to the Bank to less than fifty percent (50%) of the average annual level of services performed by Employee during the thirty-six (36) months immediately prior to the reduction (or the full period of services to the Bank if Employee has been providing services to the Bank less than 36 months).

18. Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described in Paragraph 17) if, pursuant to Section 409A, Employee is considered a “specified employee” (under Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh (7th) month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

19. Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under U.S. Treasury Regulations Section 1.409A-3(j)(4) to Employee of amounts under this Agreement, provided that such distribution(s) meets the requirements of said Section 1.409A-3(j)(4).

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first set forth.

UNION TRUST COMPANY
Ellsworth, Maine
WITNESS:

By
Title

Participant Signature

BENEFICIARY DESIGNATION FORM

FOR DEFERRED COMPENSATION AGREEMENT

PRIMARY DESIGNATION:

Name	Address	Relationship

SECONDARY (CONTINGENT) DESIGNATION:

All sums payable under the Deferred Compensation Agreement by reason of my death shall be paid to the Primary Beneficiary, if he or she survives me, and if no Primary Beneficiary shall survive me, then to the Secondary (Contingent) Beneficiary.

Signature	Date

SCHEDULE A

Participant Name

Eligibility

Employee shall not be entitled to any benefits hereunder until Employee has been employed by the Bank for seven (7) consecutive years. Thereafter, Employee shall be eligible to receive a percentage of the benefit amount, such percentage to be determined as follows:

Not less than 7 years of consecutive service	50%
Not less than 8 years of consecutive service	60%
Not less than 9 years of consecutive service	70%
Not less than 10 years of consecutive service	80%
Not less than 11 years of consecutive service	90%
12 years or more of consecutive service	100%

The “benefit amount” shall mean an amount determined by multiplying the retirement benefit to which Employee otherwise would be entitled by a fraction, the numerator of which is the number of consecutive years & full months of service which Employee has attained with the Bank at the time Employee Separates from Service and the denominator of which is the difference between sixty-five (65) and Employee’s age in years and full months on the date Employee began employment with the Bank.

Benefits

(1) Benefit payable pursuant to Paragraph 2 at normal retirement: Seventy Percent (70%) of Employee’s final salary at retirement determined by the average of the highest three (3) years of salary from the five (5) year period prior to retirement, or, in the event of a Disability, seventy percent (70%) of Employee’s final salary at disability increased each year from said disability by four percent (4%) per annum compounded annually to Employee’s age sixty-five (65) or the date of Employee’s death, whichever occurs first. All said amounts set forth herein to be offset by: (i) any amount the Employee’s beneficiary(ies) would be entitled to receive under the Bank’s pension plan assuming a benefit election of lifetime, ten (10) years certain; (ii) Fifty Percent (50%) of the amount of Social Security retirement benefits Employee would have been entitled to receive in the year of death if Employee at that time had attained the age at which Employee would be entitled to full Social Security retirement benefits; and (iii) the annual amount of benefits payable at Normal Retirement calculated on a single life annuity basis, at the date of determination, from the profit sharing contributions made by the Bank to the Bank’s 401(k) Plan and any other qualified defined contribution retirement plans maintained by the Bank, as such plan or plans may be amended or modified from time to time.

(2) Benefit payment pursuant to Paragraph 3 upon early retirement: An amount that is the actuarial equivalent (as determined by the Bank) of the amount Employee would have been entitled to receive had Employee remained employed until age sixty-five (65), reduced by the actuarial value resulting from the Employee’s receipt of benefits prior to attaining age 65.